                                                                    Exhibit 10.2

                                CREDIT AGREEMENT



                                     BETWEEN



                             THE BANK OF NOVA SCOTIA

                                     AS BANK


                                       AND


                              ROYAL OAK MINES INC.

                                   AS BORROWER

                                                               February 15, 1996

                               TABLE OF CONTENTS

                                                                                                               Page

         PARTIES................................................................................................. 1
         RECITALS................................................................................................ 1

         ARTICLE 1 - INTERPRETATION

         1.01     Defined Terms.................................................................................  1
         1.02     Other Usages.................................................................................. 10
         1.03     Plural and Singular........................................................................... 11
         1.04     Headings...................................................................................... 11
         1.05     Currency...................................................................................... 11
         1.06     Applicable Law................................................................................ 11
         1.07     Time of the Essence........................................................................... 11
         1.08     Non-Banking Days.............................................................................. 11
         1.09     Consents and Approvals........................................................................ 11
         1.10     Amount of Credit.............................................................................. 11
         1.11     Schedules..................................................................................... 12
         1.12     Paramountcy................................................................................... 12
         1.13     Extension of Credit........................................................................... 12

         ARTICLE 2 - CREDIT FACILITY

         2.01     Establishment of Credit Facility.............................................................. 12
         2.02     Bank's Commitments............................................................................ 12
         2.03     Reduction of Credit Facility.................................................................. 12
         2.04     Termination of Credit Facility................................................................ 13

         ARTICLE 3 - GENERAL PROVISIONS RELATING TO CREDITS

         3.01     Types of Credit Availments.................................................................... 13
         3.02     Funding of Loans.............................................................................. 13
         3.03     Funding of Bankers' Acceptances............................................................... 13
         3.04     Safekeeping of Drafts......................................................................... 14
         3.05     Alternative Borrowings........................................................................ 14
         3.06     Inability to Fund U.S. Dollar Advances in Canada.............................................. 14
         3.07     Timing of Credit Availments................................................................... 16
         3.08     Time and Place of Payments.................................................................... 16
         3.09     Evidence of Indebtedness...................................................................... 16
         3.10     Notice Periods................................................................................ 16

         ARTICLE 4 - DRAWDOWNS

         4.01     Drawdown Notice............................................................................... 16
         4.02     Expiry of Availability........................................................................ 17

                                                                                                       Page

ARTICLE 5 - ROLLOVERS

5.01     Bankers' Acceptances.......................................................................... 17
5.02     LIBO Loans.................................................................................... 17
5.03     Rollover Notice............................................................................... 18

ARTICLE 6 - CONVERSIONS

6.01     Converting Loan to Other Type of Loan......................................................... 18
6.02     Converting Loan to Bankers' Acceptances....................................................... 18
6.03     Converting Bankers' Acceptances to Loan....................................................... 19
6.04     Converting Letter to Loan..................................................................... 19
6.05     Conversion Notice............................................................................. 19
6.06     Conversion After Default...................................................................... 20
6.07     Absence of Notice............................................................................. 20

ARTICLE 7 - INTEREST AND FEES

7.01     Interest Rates................................................................................ 20
7.02     Calculation and Payment of Interest........................................................... 20
7.03     General Interest Rules........................................................................ 21
7.04     Selection of Interest Periods................................................................. 22
7.05     Acceptance Fees............................................................................... 22
7.06     Arrangement Fee............................................................................... 22
7.07     Letter Fees................................................................................... 22
7.08     Standby Fee................................................................................... 22

ARTICLE 8 - RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS

8.01     Conditions of Credit.......................................................................... 23
8.02     Change of Circumstances....................................................................... 23
8.03     Indemnity Relating to Credits................................................................. 24
8.04     Indemnity for Transactional Liability......................................................... 24
8.05     Payments Free and Clear of Taxes.............................................................. 25

ARTICLE 9 - REPAYMENTS AND PREPAYMENTS

9.01     Repayment..................................................................................... 25
9.02     Voluntary Prepayments under Credit Facility................................................... 25
9.03     Bankers' Acceptances and Letters.............................................................. 26
9.04     Early Termination of Letters.................................................................. 26



                                       2.

                                                                                               Page

ARTICLE 10 - REPRESENTATIONS AND WARRANTIES

10.01      Representations and Warranties....................................................... 27
10.02      Survival of Representations and Warranties........................................... 30

ARTICLE 11 - COVENANTS

11.01      Affirmative Covenants................................................................ 30
11.02      Performance of Covenants by the Bank................................................. 33
11.03      Restrictive Covenants................................................................ 34

ARTICLE 12 - CONDITIONS PRECEDENT TO OBTAINING CREDIT

12.01      Conditions Precedent to All Credit................................................... 35
12.02      Conditions Precedent to Initial Drawdown............................................. 35
12.03      Waiver............................................................................... 36

ARTICLE 13 - DEFAULT AND REMEDIES

13.01      Events of Default.................................................................... 36
13.02      Remedies Cumulative.................................................................. 38
13.03      Set-Off.............................................................................. 38

ARTICLE 14 - MISCELLANEOUS

14.01      Waivers.............................................................................. 38
14.02      Notices.............................................................................. 38
14.03      Severability......................................................................... 39
14.04      Counterparts......................................................................... 39
14.05      Successors and Assigns............................................................... 39
14.06      Assignment........................................................................... 39
14.07      Entire Agreement..................................................................... 39
14.08      Further Assurances................................................................... 39
14.09      Judgment Currency.................................................................... 39

Schedule A - Form of Drawdown/Rollover Notice
Schedule B - Existing Security Interests Materiality $100,000
Schedule C - Compliance Certificate
Schedule D - Principal Places of Business
Schedule E - List of Restricted and Material Subsidiaries of Royal Oak Mines Inc.
Schedule F - List of Material Actions


                                       3.

                                CREDIT AGREEMENT


           THIS AGREEMENT dated as of the 15th day of February, 1996.


B E T W E E N:

                                 THE BANK OF NOVA SCOTIA, a Canadian chartered bank

                                 (herein called the "Bank"),

                                                        OF THE FIRST PART,


                                 - and -


                                 ROYAL OAK MINES INC., a corporation amalgamated under the laws of the Province of Ontario

                                 (herein called the "Borrower"),

                                                        OF THE SECOND PART.



                  WHEREAS the Borrower has requested the Bank to establish a certain credit facility for general corporate purposes;

                  AND WHEREAS the Bank is willing to provide such credit facility to the Borrower for the aforesaid purposes upon the terms and conditions contained herein;

                  NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:


                                    ARTICLE 1
                                 INTERPRETATION

1.01 DEFINED TERMS. The following defined terms shall for all purposes of this agreement, or any amendment hereto, have the following respective meanings unless the context otherwise

                                       2.


specifies or requires or unless otherwise defined herein and all accounting terms shall be construed in accordance with generally accepted accounting principles:

"ALTERNATE BASE RATE CANADA" means, at any particular time, the variable rate of interest per annum, calculated on the basis of a 360-day year, which is equal to the greater of (a) the Base Rate Canada at such time and (b) the aggregate of
(i) the Federal Funds Effective Rate at such time and (ii) 1/2 of 1% per annum.

"AVAILABLE CREDIT" means, at any particular time, the amount, if any, by which the amount of the Credit Facility at such time exceeds the amount of credit outstanding under the Credit Facility at such time.

"BANKERS' ACCEPTANCE" means a bill of exchange (a) drawn by the Borrower and accepted by the Bank, (b) denominated in Canadian dollars, (c) having a term to maturity of 7 to 180 days, (d) issued and payable only in Canada and (e) having a face amount of not less than Cdn. $100,000.

"BANKING DAY" means any day other than a Saturday or a Sunday on which banks generally are open for business in Vancouver, British Columbia and New York, New York, and when used in respect of LIBO Loans, means any day other than a Saturday or a Sunday on which banks generally are open for business in Vancouver, British Columbia, New York, New York and London, England and on which transactions can be carried on in the London interbank market.

"BASE RATE CANADA" means the variable rate of interest per annum determined by the Bank from time to time as its base rate for United States dollar loans made by the Bank in Canada from time to time, being a variable per annum reference rate of interest adjusted automatically upon change by the Bank, calculated on the basis of a 360-day year.

"BASE RATE CANADA LOAN" means monies lent by the Bank to the Borrower hereunder in United States dollars and upon which interest accrues at a rate referrable to the Alternate Base Rate Canada.

"BRANCH OF ACCOUNT" means the Vancouver main branch of the Bank located at 650 West Georgia St., P.O. Box 11502, Vancouver, British Columbia, V6P 4P2 or such other branch of the Bank located in Canada as the Borrower and the Bank may agree upon.

"CANADIAN DOLLAR EQUIVALENT" means, as of any particular time and with respect to any amount of United States dollars:

         (a) for the purposes of Section 1.10, the equivalent amount of Canadian dollars determined by using the noon rate of exchange for Canadian interbank transactions applied in converting United States dollars into Canadian dollars published by the Bank of Canada for the day in question; and

         (b) for all other purposes herein, the equivalent amount of Canadian dollars determined by using the quoted spot rate at which the Bank's principal office in

                                       3.


          Vancouver offers to sell Canadian dollars in exchange for United States dollars at such time.

"COLOMAC MINE" means the mining property and related facilities located in the Northwest Territories approximately 137 miles north-west of Yellowknife on the western shore of Indin Lake consisting of 16 stated claims, 4 mining leases and 3 surface leases, covering 24,343.81 acres of mining rights, and 4,630.59 acres of surface rights, and commonly known as the "Colomac Mine".

"CONSOLIDATED DEBT" means, at any time for the Company and its Subsidiaries the total of (i) all indebtedness of the Company or any Subsidiary for borrowed money, including the Company's or any Subsidiary's reimbursement and other obligations with respect to borrowings of gold or other commodities, bankers' acceptances, letters of credit and letters of guarantee, (ii) all indebtedness of the Company or any Subsidiary for the deferred purchase price of property or services represented by a note or other security, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any Subsidiary, (iv) all current liabilities represented by any note, bond, debenture or other evidence of debt,
(v) all obligations under leases which are or should be (in accordance with generally accepted accounting principles) recorded as capital leases in respect of which the Company or any Subsidiary is liable as lessee, and (vi) all guarantees of the Company or any Subsidiaries; less Subordinated Debt. For greater certainty, margin limits, credit lines or other similar arrangements made available to the Borrower and its Subsidiaries in connection with any hedging arrangements of the Borrower or its Subsidiaries are not to be construed as falling within the definition of "Consolidated Debt".

"CONSOLIDATED TANGIBLE NET WORTH" means, at any time, the total (which shall be added to such total if positive or deducted if negative) of (i) stated capital (or the equivalent account in respect of issued and outstanding shares, but excluding treasury shares and any subscribed but unissued shares); (ii) retained earnings; (iii) contributed surplus; and (iv) Subordinated Debt, less (v) all intangible assets, including, without limitation, organization expenses, patents, copyrights, trade marks, goodwill, covenants not to compete, research and development costs, training costs, unamortized debt discounts and deferred charges (other than capitalized development and related charges in respect of any resource property); all determined as of such time with respect to the Borrower and its Subsidiaries on a consolidated basis, in accordance with generally accepted accounting principles.

"CONTAMINANT" means any contaminant, as defined by EPA.

"CONVERSION NOTICE" shall have the meaning ascribed thereto in Section 6.05.

"CORPORATE B/A FEE" means a fluctuating fee rate expressed as a percentage per annum determined and adjusted automatically upon change by the Bank from time to time as a reference rate for determining fees to be charged to designated corporate customers for the acceptance by the Bank of drafts or bills of exchange in Canadian dollars issued by such corporate customers.

                                       4.


"CREDIT EXCESS" means, at a particular date, the amount, if any, by which the aggregate amount of credit outstanding under the Credit Facility as at the close of business on such date exceeds the aggregate amount of the Credit Facility as at the close of business on such date.

"CREDIT FACILITY" means the revolving term credit facility established by the Bank in favour of the Borrower pursuant to Section 2.01.

"DEBT SERVICE" means Interest Expensed, Interest Capitalized and sinking fund payments or other periodic principal repayments, other than principal payments due on maturity, required to be made during the relevant period.

"DEFAULT" means any event which is or which, with the passage of time, the giving of notice or both, would be an Event of Default.

"DESIGNATED ACCOUNT" means, with respect to transactions in a particular currency, an account of the Borrower maintained by the Bank at the Branch of Account for the purposes of transactions in such currency under this agreement.

"$" denotes Canadian dollars or U.S. dollars as the context may permit.

"DRAWDOWN NOTICE" shall have the meaning ascribed thereto in Section 4.01.

"ENVIRONMENTAL LAWS" means all applicable federal, state, provincial or local statutes, laws, ordinances, codes, rules, regulations, decrees and orders relating to or imposing liability or standards of conduct concerning public health or the protection of the environment (including, without limitation, EPA).

"EPA" means, the Environmental Protection Act (Ontario), as amended from time to time, and any successor statute.

"EVENT OF DEFAULT" means any one of the events set forth in Section 13.01.

"EXCHANGE EQUIVALENT" means, as of any particular date, with reference to any amount (the "original amount") expressed in a particular currency (the "original currency"), the amount expressed in another currency which would be required to buy the original amount of the original currency using the quoted spot rates at which the principal office in Vancouver of the Bank offers to provide such other currency in exchange for such original currency at 12:00 noon (Vancouver time) on such date.

"FEDERAL FUNDS EFFECTIVE RATE" means, for any particular day, the variable rate of interest per annum, calculated on the basis of a 360-day year and for the actual number of days elapsed, equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York or, for any Banking Day on which such rate is not so published by the Federal Reserve Bank of New York, the average of the quotations for such day for such

                                       5.


transactions received by the Bank from three Federal Funds brokers of recognized standing selected by the Bank.

"FISCAL QUARTER" means any of the three-month periods ending on the last day of March, June, September and December in each Fiscal Year.

"FISCAL YEAR" means any of the twelve-month periods ending on the last day of December in each year.

"GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means generally accepted accounting principles in effect in Canada from time to time as recommended in the Handbook of the Canadian Institute of Chartered Accountants.

"GIANT MINE" means the mining property and related facilities located approximately 5 kilometres north of Yellowknife, Northwest Territories, consisting of 6 mining leases covering 1,635.55 acres, one surface lease covering 2,242.76 acres and one docking facility lease covering 3.43 acres, and commonly known as the "Giant Mine".

"GUARANTEES" mean any contract or other arrangement whereby a person directly or indirectly:

         (i) guarantees, endorses (or otherwise than for collection or deposit in the ordinary course of business), discounts with recourse, agrees (contingently or otherwise) to purchase or repurchase or otherwise acquire, any indebtedness, obligation or liability of any other person; or

         (ii) agrees to supply or advance funds (whether by way of loan, share purchase or capital contribution, through a commitment to pay for property or services regardless of the non-delivery of such property or the non-furnishing of such services, or otherwise) in respect of any indebtedness, obligation or liability of any other person; or

         (iii) provides security for the indebtedness, obligations or liabilities of any other person, whether or not it assumes liability, contingent or otherwise, for the indebtedness, liabilities or obligations so secured; or

         (iv) becomes liable in respect of any indebtedness, obligation or liability of any other person.

"HAZARDOUS MATERIALS" means any Pollutant or Contaminant or hazardous or toxic chemical, material or substance within the meaning of any applicable federal, state, provincial or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous or toxic waste, substance or material or concerning the environment or public health, all as in effect on the applicable date.

                                       6.


"HOPE BROOK MINE" means the mining property and related facilities located near the towns of Burgeo and Port aux Basques, Newfoundland, consisting of 6,802 acres of mining rights and 490 acres of surface rights, and commonly known as the "Hope Brook Mine".

"INDEBTEDNESS CURRENCY" shall have the meaning ascribed thereto in Section
14.09.

"INTEREST CAPITALIZED" means, with respect to the Borrower, interest recorded as being capitalized to projects on the Borrower's financial statements.

"INTEREST COVERAGE RATIO" means the ratio of Net Income of the Borrower (adjusted so that (A) gains and losses from extraordinary events are eliminated and (B) income tax expense, non-cash uses of funds and Interest Expensed is added back to Net Income) in a period to Debt Service in the same period.

"INTEREST EXPENSED" means, with respect to the Borrower, interest recorded as a deduction on the Borrower's financial statements.

"INTEREST PERIOD" means, in the case of any LIBO Loan, the applicable period for which interest on such LIBO Loan shall be calculated pursuant to Article 7.

"JUDGMENT CONVERSION DATE" and "JUDGMENT CURRENCY" shall have the respective meanings ascribed thereto in Section 14.09.

"LETTERS" means Letters of Credit.

"LETTERS OF CREDIT" means stand-by letters of credit issued by the Bank on the instructions and credit of the Borrower, each being denominated in Canadian dollars or United States dollars, having a maturity of not more than 1 year, being renewable at the sole discretion of the Bank, being issued to a named beneficiary and being otherwise in a form satisfactory to the Bank.

"LIBO LOANS" means monies lent by the Bank to the Borrower hereunder in United States dollars and upon which interest accrues at a rate referrable to the LIBO Rate.

"LIBO RATE" means the rate of interest per annum, calculated on the basis of a 360 day year, determined by the Bank for a particular Interest Period to be the arithmetic average (rounded upwards to the nearest 1/16 of 1%) of the rates of interest per annum, calculated on the basis of a 360 day year, at which the Bank is offered deposits by prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the second Banking Day prior to the commencement of such Interest Period in an amount of United States dollars similar to the principal amount of the applicable LIBO Loan and for a deposit period comparable to such Interest Period.

"LIEN" means any deed of trust, mortgage, charge, hypothec, assignment, pledge, lien, security interest, encumbrance, vendor privilege or vendor's right of reclamation of whatever kind or nature, regardless of form and whether consensual or arising by law (statutory or otherwise), that secures the payment of any indebtedness or liability or the observance or performance of any

                                       7.


obligation (including any agreement to give any of the foregoing and any filing of or agreement to give any financing statement under the Personal Property Security Act (Ontario) or any similar action under any similar law of any other jurisdiction).

"LOAN DOCUMENTS" means this agreement, the Bankers' Acceptances and the Letters and all other documents to be executed and delivered by the Borrower hereunder.

"LOANS" means Prime Rate Loans, Base Rate Canada Loans and LIBO Loans.

"MATERIAL ADVERSE CHANGE" means any change of circumstances or event which would or does have a Material Adverse Effect.

"MATERIAL ADVERSE EFFECT" means a material adverse effect (or a series of adverse effects, none of which is material in and of itself but which, cumulatively, result in a material adverse effect) on the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries, on the ability of the Borrower to perform its obligations under any of the Loan Documents, on the ability of the Bank to enforce any of such obligations.

"MATURITY DATE" means the date which is 364 days after the execution and delivery of this agreement, subject to annual extension in the discretion of the Bank. A written request for such extension (an "Extension Request") shall be delivered by the Borrower to the Bank at least 60 days prior to the Maturity Date. The Bank shall have 15 business days following receipt of an Extension Request to advise the Borrower of its decision to agree to the Extension Request or to refuse the Extension Request.

"NET INCOME" means in respect of the period for which it is being determined, the net income of the Borrower as set forth in the audited financial statements of the Borrower for such period.

"NIGHTHAWK LAKE MINE" means the mining property and related facilities located on the boundary between Cody and Macklem Townships on Nighthawk Lake, approximately 20 miles east of Timmins, Ontario, consisting of the mining rights and surface rights to 13 patented claims and 1 ten year leased claim, mining rights only to 3 Licences of Occupation and the use of surface rights of an island held under a Licence of Occupation, representing approximately 2,229.03 acres of mining rights and 522.69 acres of surface rights, and commonly known as the "Nighthawk Lake Mine".

"OFFICIAL BODY" means any national government or government of any political subdivision thereof, or any agency, authority, board, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, grand jury, mediator, arbitrator or referee, whether foreign or domestic.

"PAMOUR MINE" means the mining property and related facilities located near Timmins, Ontario, in Northeastern Whitney Township, in the Porcupine Mining Division, consisting of 57 patented claims, one leased claim and one licence of occupation covering over 1,575 acres of mining rights and 1,571 acres of surface rights, and commonly known as the "Pamour Mine".

                                       8.


"PERMITTED ENCUMBRANCES" means any one or more of the following with respect to the property and assets of the Borrower or any of its Subsidiaries:

         (a) Liens for taxes, assessments or governmental charges or levies not at the time due or delinquent or the validity of which are being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with generally accepted accounting principles so long as forfeiture of any part of such property or assets will not result from the failure to pay such taxes, assessments or governmental charges or levies during the period of such contest;

         (b) the Lien of any judgment rendered or the Lien of any claim filed which is being contested in good faith by appropriate proceedings and as to which reserves are being maintained in accordance with generally accepted accounting principles so long as forfeiture of any part of such property or assets will not result from the failure to satisfy such judgment or claim during the period of such contest;

         (c) undetermined or inchoate Liens and charges including royalty obligations incidental to current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent;

         (d) restrictions, easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by other persons which in the aggregate do not materially impair the usefulness, in the operation of the business of the Borrower or any of its Subsidiaries, of the property subject to such restrictions, easements, rights-of-way, servitudes or other similar rights in land granted to or reserved by other persons;

         (e) the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, licence, franchise, grant or permit acquired by either the Borrower or any of its Subsidiaries or by any statutory provision, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

         (f) the Lien resulting from the deposit of cash or securities (i) in connection with contracts, tenders, reclamation or expropriation proceedings, or (ii) to secure workers' compensation, surety or appeal bonds, costs of litigation when required by law, and public and statutory obligations, or
                  (iii) in connection with the discharge of Liens or claims incidental to construction and mechanics', warehouseman's, carriers' and other similar liens;

         (g) security given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operations of the Borrower or any of its Subsidiaries, all in the ordinary course of business;

                                       9.


         (h) the reservations, limitations, provisos and conditions, if any, expressed in any original grants from the Crown or in comparable grants, if any, in jurisdictions other than Canada;

         (i) title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purpose for which it is held;

         (j) applicable municipal and other governmental restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and will not materially impair the use of the property for the purpose for which it is held;

         (k) Liens to secure the payment of the purchase price or the repayment of monies borrowed to pay the purchase price of any personal property hereafter or previously acquired by the Borrower or any of its Subsidiaries and having an aggregate purchase price of less than $10,000,000;

         (l) the extension, renewal or refinancing of any Permitted Encumbrance, provided that the amount so secured does not exceed the original amount secured immediately prior to such extension, renewal or refinancing and the Lien is not extended to any additional property; and

         (m) security interests existing on the date hereof, disclosed in Schedule B and securing payment or performance of indebtedness disclosed in Schedule B up to the amount thereof permitted pursuant to Section 11.03(k).

"PERSON" means an individual, partnership, firm, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature, whether acting in an individual, fiduciary or other capacity.

"PRESCRIBED STOCK EXCHANGE" means, on any particular date with respect to a particular class of securities, the stock exchange on which the most number of such class of securities were traded on such date or, if there was no trading in such class of securities on either of such stock exchanges on such date, such stock exchange on which the most number of such class of securities were traded on the most recent date on which such class of securities was traded on either of such stock exchanges.

"PRIME RATE" means the variable rate of interest per annum, calculated on the basis of a 365 day year or a 366 day year in the case of a leap year, equal to the rate of interest publicly announced by the Bank from time to time as its prime rate for Canadian dollar loans made by the Bank in Canada from time to time, being a variable per annum reference rate of interest adjusted automatically upon change by the Bank.

"PRIME RATE LOANS" means monies lent by the Bank to the Borrower hereunder in Canadian dollars and upon which interest accrues at a rate referrable to the Prime Rate.

                                      10.


"PRINCIPAL PROPERTIES" means, collectively, all current operating properties of the Borrower including the Colomac Mine, the Giant Mine, the Hope Brook Mine, the Nighthawk Lake Mine and the Pamour Mine, and, in the singular, any one of them.

"RESTRICTED SUBSIDIARY" means, at any time, and except as provided in the next following sentence, a Subsidiary of the Borrower which holds or owns (whether held or owned directly or indirectly through the ownership of shares or any other interest in one or more Persons or otherwise) any interest in a Principal Property at such time. A Subsidiary of the Borrower which does not own or hold an interest in a Principal Property may be designated by the Borrower, with the consent of the Bank, as a Restricted Subsidiary, and any Subsidiary of the Borrower which is a Restricted Subsidiary may be designated by the Borrower, with the consent of the Bank, not to be a Restricted Subsidiary.

"ROLLOVER NOTICE" shall have the meaning ascribed thereto in Section 5.03.

"SUBORDINATED DEBT" means all indebtedness of the Borrower whether unsecured or secured by a security interest in or other encumbrance of any kind on the property or assets of the Borrowers or its Subsidiaries, which indebtedness and security, if any, are fully subordinated in a manner satisfactory to the Bank as to payment, priority and acceleration to the rights of the Bank hereunder.

"SUBSIDIARY" means any corporation, whatsoever and howsoever incorporated, a majority of the shares of any class of which entitle the holder to elect a majority of the board of directors thereof (including shares which are entitled to vote upon the happening of any event or contingency which shall have occurred and be continuing) are owned by the Borrower, and shall include any Subsidiary of a Subsidiary.

"U.S. DOLLAR EQUIVALENT" means, as of any particular time and with respect to any amount of Canadian dollars:

         (a) for the purposes of Section 2.01, the equivalent amount of United States dollars determined by using the noon rate of exchange for Canadian interbank transactions applied in converting Canadian dollars into United States dollars published by the Bank of Canada for the day in question; and

         (b) for all other purposes herein, the equivalent amount of United States dollars determined by using the quoted spot rate at which the Bank's principal office in Vancouver offers to buy or sell United States dollars, as the case may be, in exchange for Canadian dollars at such time.

1.02 OTHER USAGES. References to "this agreement", "the agreement", "hereof", "herein", "hereto" and like references refer to this Credit Agreement and not to any particular Article, Section or other subdivision of this agreement. Any references herein to any agreements or documents shall mean such agreements or documents as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

                                      11.


1.03 PLURAL AND SINGULAR. Where the context so requires, words importing the singular number shall include the plural and vice versa.

1.04 HEADINGS. The division of this agreement into Articles and Sections and the insertion of headings in this agreement are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.05 CURRENCY. Unless otherwise specified herein, all statements of or references to dollar amounts in this agreement shall mean lawful money of Canada.

1.06 APPLICABLE LAW. This agreement and, unless otherwise expressly provided for therein, all documents delivered pursuant hereto shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereto do hereby attorn to the non-exclusive Jurisdiction of the courts of the Province of Ontario.

1.07 TIME OF THE ESSENCE. Time shall in all respects be of the essence of this agreement.

1.08 NON-BANKING DAYS. Subject to Section 7.04(c), whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Banking Day, such payment shall be made or such action shall be taken on the next succeeding Banking Day and, in the case of the payment of any amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.

1.09 CONSENTS AND APPROVALS. Whenever the consent or approval of a party hereto is required in a particular circumstance, unless otherwise expressly provided for therein, such consent or approval shall not be unreasonably withheld or delayed by such party.

1.10 AMOUNT OF CREDIT. Any reference herein to the "amount of credit outstanding" or "amount of outstanding credit" or "outstanding amount of credit" or any similar phrase shall mean, at any particular time:

         (a) in the case of a Prime Rate Loan or a loan in Canadian dollars made pursuant to Section 3.05, the principal amount thereof;

         (b) in the case of a LIBO Loan, a Base Rate Canada Loan or a loan in United States dollars made pursuant to Section 3.05, the Canadian Dollar Equivalent of the principal amount thereof;

         (c) in the case of Bankers' Acceptances, the face amount of the Bankers' Acceptances;

         (d) in the case of a Letter denominated in Canadian Dollars, the outstanding amount of the contingent liability of the Bank thereunder; and

                                      12.


         (e) in the case of a Letter denominated in United States Dollars, the Canadian Dollar Equivalent of the outstanding amount of the contingent liability of the Bank thereunder.

1.11 SCHEDULES. Each and every one of the schedules which is referred to in this agreement and attached to this agreement shall form a part of this agreement.

1.12 PARAMOUNTCY. In the event of any conflict or inconsistency between the provisions of this agreement and the provisions of any other Loan Document, the provisions of this agreement shall prevail and be paramount. If any covenant, representation, warranty or event of default contained in any other Loan Document is in conflict with or is inconsistent with a provision of this agreement relating to the same specific matter, such covenant, representation, warranty or event of default shall be deemed to be amended to the extent necessary to ensure that it is not in conflict with or inconsistent with the provision of this agreement relating to the same specific matter.

1.13 EXTENSION OF CREDIT. For the purposes hereof, each drawdown, rollover and conversion shall be deemed to be an extension of credit to the Borrower hereunder.


                                    ARTICLE 2
                                 CREDIT FACILITY

2.01 ESTABLISHMENT OF CREDIT FACILITY. Subject to the terms and conditions hereof, the Bank hereby establishes a revolving term credit facility (the "Credit Facility") in favour of the Borrower in the aggregate amount of Cdn. $28,000,000 or the U.S. Dollar Equivalent thereof. Any Credit Excess of $1,000,000 or more shall be repaid by the Borrower forthwith so that following such payments or repayments to the Bank the amount of credit outstanding under the Credit Facility will not exceed the Credit Facility.

2.02 BANK'S COMMITMENTS. Subject to the terms and conditions hereof, the Bank agrees to extend credit to the Borrower hereunder from time to time provided that the aggregate amount of credit extended by the Bank under the Credit Facility shall not at any time exceed the amount of the Credit Facility referred to in Section 2.01 as the same may be reduced pursuant to Section 2.03. All credit requested hereunder, shall be made available to the Borrower by the Bank. Subject to Sections 3.05 and 3.06, the Bank shall provide to the Borrower each credit, whether such credit is extended by way of drawdown, rollover or conversion.

2.03 REDUCTION OF CREDIT FACILITY. The Borrower may, from time to time and at any time, by notice in writing to the Bank, permanently reduce the Credit Facility to the extent it is not being utilized at the time such notice is given, provided that such reduction shall not become effective until two Banking Days after such notice has been given. The amount of the Credit Facility will be permanently reduced to nil upon repayment on the Maturity Date of the aggregate credit under the Credit Facility, all in accordance with Section 9.01. Any such reduction shall not affect or diminish any of the obligations of the Borrower hereunder. Any repayment or prepayment of credit outstanding under the Credit Facility (other than pursuant to Section 9.01)

                                      13.


shall not cause a reduction in the amount of the Credit Facility.
Any repayment of outstanding credit which forms part of any conversion from one type of credit to another type of credit under Article 3 or Article 6 shall not cause any reduction in the amount of the Credit Facility.

2.04     TERMINATION OF CREDIT FACILITY.

         (a) The Credit Facility shall terminate upon the earliest to occur of:

                  (i)  the termination of the Credit Facility in accordance with
                       Section 13.01;

                  (ii) the date on which the Credit Facility has been
                       permanently reduced to zero pursuant to Section 2.03; and

                  (iii) the Maturity Date.

         (b) Upon the termination of the Credit Facility, the right of the Borrower to obtain any credit thereunder and all of the obligations of the Bank to extend credit thereunder shall automatically terminate.


                                    ARTICLE 3
                     GENERAL PROVISIONS RELATING TO CREDITS

3.01 TYPES OF CREDIT AVAILMENTS. Subject to the terms and conditions hereof, the Borrower may obtain credit under the Credit Facility by way of one or more Prime Rate Loans, Base Rate Canada Loans, LIBO Loans, Bankers' Acceptances and, when applicable, loans pursuant to Section 3.05. Subject also to the terms and conditions hereof, the Borrower may obtain credit from the Bank by way of overdrafts and by way of Letters.

3.02 FUNDING OF LOANS. The Bank shall make available the principal amount of each Loan, in the appropriate currency, prior to 11:00 a.m. (Vancouver time) on the date of the extension of credit. The Bank shall, upon fulfilment by the Borrower of the terms and conditions set forth in Article 12, make such funds available to the Borrower on the date of the extension of credit by crediting the applicable Designated Account (or causing such account to be credited) unless otherwise irrevocably authorized and directed in the Drawdown Notice.

3.03     FUNDING OF BANKERS' ACCEPTANCES.

         (a) Subject to Section 3.05, the Bank shall, not later than 11:00 a.m. (Vancouver time) on the date of the extension of the credit, accept drafts of the Borrower which are presented to it for acceptance prior to the date of the credit and which have an aggregate face amount equal to the total credit being extended by way of Bankers' Acceptances on such date. With respect to each drawdown of, rollover of or conversion into Bankers' Acceptances, the Bank shall not be required to accept any draft which has a face amount which is not an integral multiple of Cdn. $100,000. Subject to the provisions hereof, the Bank shall be responsible for

                                      14.


                  making all necessary arrangements with respect to the stamping of Bankers' Acceptances.

         (b) It shall be the responsibility of the Borrower to arrange in accordance with normal market practice for the sale of the Bankers' Acceptances and, accordingly, the Borrower shall advise the Bank (no later than 11:00 a.m. (Vancouver time) on the date of the extension of the credit) of the price payable for each such Bankers' Acceptance by the purchaser thereof and the purchaser who will be paying such price to and taking delivery of such Bankers' Acceptances from the Bank. The Bank is hereby authorized to release each Bankers' Acceptance accepted by it to such purchaser upon receipt of an amount equal to such price. Upon receipt of such purchase price, the Bank shall deposit the amount so received to the applicable Designated Account. The Borrower agrees to provide ScotiaMcLeod Inc. with an opportunity to purchase each Bankers' Acceptance issued by the Borrower.

3.04 SAFEKEEPING OF DRAFTS. The Bank agrees that, in respect of the safekeeping of executed drafts of the Borrower which are delivered to it for acceptance hereunder, it shall exercise the same degree of care which the Bank gives to its own property, provided that the Bank shall not be deemed to be insurers thereof.

3.05 ALTERNATIVE BORROWINGS. If, in the sole judgment of the Bank reasonably exercised, it is unable to extend credit by way of Bankers' Acceptances in accordance with this agreement, the Bank shall give an irrevocable notice to such effect to the Borrower prior to 10:00 a.m. (Vancouver time) on the date of the requested credit extension and shall make available to the Borrower prior to 11:00 a.m. (Vancouver time) on the date of such requested credit extension a Canadian dollar loan in the principal amount equal to the Bank's total credit to be extended by way of Bankers' Acceptances, such loan to be funded in the same manner as a Loan is funded pursuant to Section 3.02. Such loan shall have the same term as the Bankers' Acceptances for which it is a substitute and shall bear such rate of interest per annum throughout the term thereof as shall permit the Bank to obtain the same effective rate as if the Bank had accepted and purchased a Bankers' Acceptance at approximately 11:00 a.m. (Vancouver time) on the date such loan is made, on the basis that, and the Borrower hereby agrees that, for such a loan, interest shall be payable in advance on the date of the credit by the Bank deducting the interest payable in respect thereof from the principal amount of such loan.

3.06 INABILITY TO FUND U.S. DOLLAR ADVANCES IN CANADA. If the Bank determines in good faith, which determination shall be final, conclusive and binding on the Borrower, and the Bank notifies the Borrower that (i) by reason of circumstances affecting financial markets inside or outside Canada, deposits of United States dollars are unavailable to the Bank in Canada, (ii) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided in the definition of LIBO Rate or Alternate Base Rate Canada, as the case may be,
(iii) the making or continuation of United States dollar advances in Canada has been made impracticable by the occurrence of a contingency (other than a mere increase in rates payable by the Bank to fund the advance) which materially and adversely affects the funding of the advances at any interest rate computed on the basis of the LIBO Rate or Alternate Base Rate Canada, as

                                     15.


the case may be, or by reason of a change in any applicable law or government regulation, guideline or order (whether or not having the force of law but, if not having the force of law, one with which a responsible Canadian chartered bank would comply) or in the interpretation thereof by any Official Body affecting the Bank or any relevant financial market, or (iv) any change to present law or any future law, regulation, order, treaty or official directive (whether or not having the force of law but, if not having the force of law, one with which a responsible Canadian chartered bank would comply) or any change therein or any interpretation or application thereof by any Official Body has made it unlawful for the Bank to make or maintain or give effect to its obligations in respect of United States dollar advances in Canada as contemplated herein, then

         (a) the right of the Borrower to obtain any affected type of credit from the Bank shall be suspended until the Bank determines that the circumstances causing such suspension no longer exist and the Bank so notifies the Borrower;

         (b) if any affected type of credit is not yet outstanding, any applicable Drawdown Notice shall be cancelled and the advance requested therein shall not be made;

         (c) if any LIBO Loan is already outstanding at any time when the right of the Borrower to obtain credit by way of a LIBO Loan is suspended, it shall, subject to the Borrower having the right to obtain credit by way of a Base Rate Canada Loan at such time, be converted on the last day of the Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable law) to a Base Rate Canada Loan in the principal amount equal to the principal amount of the LIBO Loan or, if the Borrower does not have the right to obtain credit by way of a Base Rate Canada Loan at such time, such LIBO Loan shall be converted on the last day of the Interest Period applicable thereto (or on such earlier date as may be required to comply with any applicable law) to a Prime Rate Loan in the principal amount equal to the Canadian Dollar Equivalent of the principal amount of such LIBO Loan; and

         (d) if any Base Rate Canada Loan is already outstanding at any time when the right of the Borrower to obtain credit by way of a Base Rate Canada Loan is suspended, it shall, subject to the Borrower having the right to obtain credit by way of a LIBO Loan at such time, be immediately converted to a LIBO Loan in the principal amount equal to the principal amount of the Base Rate Canada Loan and having an Interest Period of one month or, if the Borrower does not have the right to obtain credit by way of a LIBO Loan at such time, it shall be immediately converted to a Prime Rate Loan in the principal amount equal to the Canadian Dollar Equivalent of the principal amount of the Base Rate Canada Loan.

3.07 TIMING OF CREDIT AVAILMENTS. No Bankers' Acceptance, LIBO Loan or loan pursuant to Section 3.05 may have a maturity date later than the Maturity Date.

3.08 TIME AND PLACE OF PAYMENTS. Unless otherwise expressly provided herein, the Borrower shall make all payments pursuant to this agreement by deposit to the applicable Designated Account before 12:00 noon (Vancouver time) on the day specified for payment and the Bank

                                      16.


shall be entitled to withdraw the amount of any payment due to the Bank hereunder from such account on the day specified for payment.

3.09 EVIDENCE OF INDEBTEDNESS. The Bank shall maintain accounts wherein the Bank shall record the amount of credit outstanding, each payment of principal and interest on account of each Loan, each Bankers' Acceptance accepted and cancelled, each Letter issued and drawn upon and all other amounts becoming due to and being paid to the Bank hereunder, including acceptance fees, standby fees and Letter fees. The Bank's accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Bank pursuant to this agreement.

3.10 NOTICE PERIODS. Each Drawdown Notice, Rollover Notice and Conversion Notice shall be given to the Bank:

         (a) prior to 10:00 a.m. (Vancouver time) on the second Banking Day prior to the date of a drawdown by the issuance of a Letter;

         (b) prior to 10:00 a.m. (Vancouver time) on the second Banking Day prior to the date of a drawdown of, rollover of or conversion into a LIBO Loan or a drawdown of or conversion into a Base Rate Canada Loan or a Prime Rate Loan having a principal amount greater than $1,000,000;

         (c) prior to 10:00 a.m. (Vancouver time) on the second Banking day prior to the date of a drawdown of or conversion into a Base Rate Canada Loan or a Prime Rate Loan having a principal amount greater than or equal to $1,000,000 and less than or equal to $1,000,000 or a drawdown of, rollover of or conversion into a Bankers' Acceptance; and

         (d) prior to 10:00 a.m. (Vancouver time) on the first Banking day prior to the date of any other drawdown, rollover or conversion.


                                    ARTICLE 4
                                    DRAWDOWNS

4.01 DRAWDOWN NOTICE. Subject to Sections 2.01, 3.05 and 3.06 and provided that all of the applicable conditions precedent set forth in Article 12 have been fulfilled by the Borrower or waived by the Bank, the Borrower may have credit extended to it hereunder by giving to the Bank an irrevocable notice in substantially the form of Schedule A hereto ("Drawdown Notice") specifying:


           (a)      the date the credit is to be extended;

           (b) whether the credit is to be extended by way of Prime Rate Loan, Base Rate Canada Loan, LIBO Loan or Bankers' Acceptance;

                                      17.


         (c) in the case of any credit to be extended by way of a Loan, the principal amount of the Loan;

         (d) if the credit is to be extended by way of LIBO Loan, the applicable Interest Period;

         (e) if the credit is to be extended by way of Bankers' Acceptances, the aggregate face amount of the Bankers' Acceptances to be issued (which may not be less than $100,000) and the term of the Bankers' Acceptances;

         (f) in the case of any credit obtained by Letters, the date of the credit (being the requested date of issuance of the Letters), the named beneficiary of the Letters, the maturity date and aggregate amount of the Letters, the currency in which the Letters are to be denominated and all other terms of the Letters; and

         (g) the details of any irrevocable authorization and direction pursuant to Section 3.02.

4.02 EXPIRY OF AVAILABILITY. The Borrower shall not be entitled to have credit extended to it by means of a drawdown under the Credit Facility after the Maturity Date.


                                    ARTICLE 5
                                    ROLLOVERS

5.01 BANKERS' ACCEPTANCES. Subject to Section 3.05 and provided that the Borrower has, by giving notice to the Bank in accordance with Section 5.03, requested the Bank to accept its drafts to replace all or a portion of outstanding Bankers' Acceptances as they mature, the Bank shall, on the maturity of such Bankers' Acceptances and concurrent with the payment by the Borrower to the Bank of the face amount of such Bankers' Acceptances or the portion thereof to be replaced, accept the Borrower's drafts having an aggregate face amount equal to the aggregate face amount of the matured Bankers' Acceptances or the portion thereof to be replaced.

5.02 LIBO LOANS. Subject to Section 3.06 and provided that the Borrower has, by giving notice to the Bank in accordance with Section 5.03, requested the Bank to continue to extend credit by way of LIBO Loans to replace all or a portion of an outstanding LIBO Loan as it matures, the Bank shall, on the maturity of the LIBO Loan, continue to extend credit to the Borrower by way of a LIBO Loan (without a further advance of funds to the Borrower) in the principal amount equal to the principal amount of the matured LIBO Loan or the portion thereof to be replaced.

5.03 ROLLOVER NOTICE. The notice to be given to the Bank pursuant to Section
5.01 or 5.02 ("Rollover Notice") shall be an irrevocable notice in substantially the same form as Schedule A attached hereto specifying:

         (a) the maturity date of the maturing Bankers' Acceptances or the maturing LIBO Loan, as the case may be;

                                      18.


         (b) the face amount of the maturing Bankers' Acceptances or the principal amount of the maturing LIBO Loan, as the case may be, and the portion thereof to be replaced;

         (c) in the case of a maturing LIBO Loan, the Interest Period or Interest Periods of the replacement LIBO Loans; and

         (d) in the case of maturing Bankers' Acceptances, the aggregate face amount of the new Bankers' Acceptances to be issued and the term of the new Bankers' Acceptances.


                                    ARTICLE 6
                                   CONVERSIONS

6.01 CONVERTING LOAN TO OTHER TYPE OF LOAN. Subject to Section 3.06 and provided that the Borrower has, by giving notice to the Bank in accordance with Section 6.05, requested the Bank to convert all or a portion of an outstanding Loan of a particular type (and, for the purposes of this Section 6.01, a loan pursuant to Section 3.05 shall be deemed to be a Loan) into another type of Loan, the Bank shall, on the date of conversion (which, in the case of the conversion of all or a portion of an outstanding LIBO Loan or loan pursuant to Section 3.05, shall be the date on which such Loan matures), continue to extend credit to the Borrower by way of the type of Loan into which the outstanding Loan or a portion thereof is converted (without a further advance of funds to the Borrower) in the aggregate principal amount equal to the principal amount or the Canadian Dollar Equivalent or U.S. Dollar Equivalent of the principal amount, as the case may be, of the outstanding Loan or the portion thereof which is being converted.

6.02 CONVERTING LOAN TO BANKERS' ACCEPTANCES. Subject to Section 3.05 and provided that the Borrower has, by giving notice to the Bank in accordance with
Section 6.05, requested the Bank to accept its drafts to replace all or a portion of an outstanding Loan (and, for the purposes of this Section 6.02, a loan pursuant to Section 3.05 shall be deemed to be a Loan) and, if a LIBO Loan or a loan pursuant to Section 3.05 is to be replaced the date of conversion is the date on which such Loan matures, the Bank shall, on the date of conversion and concurrent with the payment by the Borrower to the Bank of the principal amount of such outstanding Loan or the portion thereof which is being converted, accept the Borrower's draft or drafts having an aggregate face amount equal to the aggregate principal amount of such Loan or the portion thereof which is being converted (if a Prime Rate Loan or a loan in Canadian Dollars pursuant to Section 3.05 is being converted into a Bankers' Acceptance) or the Canadian Dollar Equivalent of the aggregate principal amount of such Loan or the portion thereof which is being converted (if a Base Rate Canada Loan, a loan in United States dollars pursuant to Section 3.05 or a LIBO Loan is being converted into a Bankers' Acceptance).

6.03 CONVERTING BANKERS' ACCEPTANCES TO LOAN. The Bank shall, on the maturity date of a Bankers' Acceptance which the Bank has accepted, pay to the holder thereof the face amount of such Bankers' Acceptance. Subject to Section 3.06 and provided that the Borrower has, by giving notice to the Bank in accordance with
Section 6.05, requested the Bank to convert all or a portion

                                      19.


of outstanding maturing Bankers' Acceptances into a Loan, the Bank shall, upon the maturity date of such Bankers' Acceptances and the payment by the Bank to the holders of such Bankers' Acceptances of the aggregate face amount thereof and concurrent with the payment by the Borrower to the Bank of the aggregate face amount of such Bankers' Acceptances, extend credit to the Borrower by way of the Loan into which the matured Bankers' Acceptances or a portion thereof are converted in the aggregate principal amount equal to the aggregate face amount or the U.S. Dollar Equivalent of the aggregate face amount, as the case may be, of the matured Bankers' Acceptances or the portion thereof which are being converted.

6.04     CONVERTING LETTER TO LOAN.

         (a) In the event that the Bank is required to make a payment to honour any demand under a Letter, it shall be deemed to have extended credit to the Borrower by way of a Loan in the principal amount equal to the amount of such payment or the exchange equivalent of the amount of such payment, as the case may be. If the Letter was denominated in Canadian dollars, such Loan shall be a Canadian Loan. If the Letter was denominated in United States dollars, such Loan shall be a Base Rate Canada Loan. Such Loan shall constitute credit outstanding under the Credit Facility.

         (b) In the event that the Borrower is in default in respect of any payment in respect of an outstanding Letter which it is required to make to the Bank pursuant to Section 9.03, the Bank shall be deemed to have extended credit to the Borrower by way of a Loan in the principal amount equal to the amount of such payment or the exchange equivalent of the amount of such payment, as the case may be. If the Letter was denominated in Canadian dollars, such Loan shall be a Canadian Loan. If the Letter was denominated in United States dollars, such Loan shall be a Base Rate Canada Loan. Such Loan shall constitute credit outstanding under the Credit Facility.

6.05 CONVERSION NOTICE. The notice to be given to the Bank pursuant to Section 6.01, 6.02, 6.03 or 6.04 ("Conversion Notice") shall be irrevocable and shall specify:

         (a) whether an outstanding Loan or Bankers' Acceptances are to be converted and the type of Loan to be converted;

         (b)      the date on which the conversion is to take place;

         (c) the face amount of the Bankers' Acceptances or the portion thereof which is to be converted or the principal amount of the Loan or the portion thereof which is to be converted;

         (d) the type and amount of the Loan or Bankers' Acceptances into which the outstanding Loan or Bankers' Acceptances are to be converted;

                                      20.



         (e) if an outstanding Loan or Bankers' Acceptances are to be converted into a LIBO Loan, the applicable Interest Period; and

         (f) if an outstanding Loan is to be converted into Bankers' Acceptances, the aggregate face amount of the new Bankers' Acceptances to be issued and the term of the new Bankers' Acceptances.

6.06 CONVERSION AFTER DEFAULT. Upon written notice to such effect to the Borrower at such time as a Default has occurred and is continuing, the Bank may, on the maturity date of a Bankers' Acceptance, a loan pursuant to Section 3.05 or a LIBO Loan, as the case may be, automatically convert such Bankers' Acceptance, loan pursuant to Section 3.05 or LIBO Loan into a Prime Rate Loan or a Base Rate Canada Loan, as the case may be.

6.07 ABSENCE OF NOTICE. Subject to Section 3.06, in the absence of a Rollover Notice or Conversion Notice within the appropriate time periods referred to herein, a maturing LIBO Loan shall be automatically converted into a Base Rate Canada Loan and a maturing Bankers' Acceptance shall be automatically converted into a Prime Rate Loan, as though a notice to such effect had been given in accordance with Section 6.05.


                                    ARTICLE 7
                                INTEREST AND FEES

7.01 INTEREST RATES. The Borrower shall pay to the Bank interest on the outstanding principal amount from time to time of each Loan and on the amount of overdue interest thereon, at the rate per annum equal to:

         (a)      in the case of each Prime Rate Loan, the Bank's Prime Rate;

         (b) in the case of each Base Rate Canada Loan, the Alternative Base Rate Canada; and

         (c) in the case of each LIBO Loan, the LIBO Rate plus 3/4% per annum.

7.02     CALCULATION AND PAYMENT OF INTEREST.

         (a) Interest on the outstanding principal amount from time to time of each Prime Rate Loan and on overdue interest thereon shall accrue from day to day from and including the date on which credit is obtained by way of such Loan or on which such overdue interest is due, as the case may be, to but excluding the date on which such Loan or overdue interest, as the case may be, is repaid in full (both before and after maturity and as well after as before judgment) and shall be calculated on the basis of the actual number of days elapsed divided by 365 or by 366 in the case of a leap year.

                                      21.




         (b) Interest on the outstanding principal amount from time to time of each LIBO Loan and each Base Rate Canada Loan and on overdue interest thereon shall accrue from day to day from and including the date on which credit is obtained by way of such Loan on which such overdue interest is due, as the case may be, to but excluding the date on which such Loan or overdue interest, as the case may be, is repaid in full (both before and after maturity and as well after as before judgment) and shall be calculated on the basis of the actual number of days elapsed divided by 360.

         (c)      Accrued interest shall be paid,

                  (i) in the case of interest on Prime Rate Loans and Base Rate Canada Loans and on overdue interest thereon, monthly in arrears on the 22nd day of each calendar month; and

                  (ii) in the case of interest on LIBO Loans, on the last day of the applicable Interest Period; provided that, in the case of Interest Periods of a duration longer than three months, accrued interest shall be paid no less frequently than every three months from the first day of such Interest Period during the term of such Interest Period and on the date on which such LIBO Loans are otherwise required to be repaid.

7.03     GENERAL INTEREST RULES.

         (a) For the purposes hereof, whenever interest is calculated on the basis of a year of 360 days, each rate of interest determined pursuant to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360.

         (b) Interest on each Loan and on overdue interest thereon shall be payable in the currency in which such Loan is denominated during the relevant period.

         (c) If the Borrower fails to pay any fee or other amount (other than principal or interest) of any nature payable by it hereunder on the due date therefor, the Borrower shall pay to the Bank interest on such overdue amount in the same currency as such overdue amount is payable from and including such due date to but excluding the date of actual payment (as well after as before judgment) at the rate per annum, calculated and compounded monthly, which is equal to: (i) the Alternate Base Rate Canada plus 2% in the case of overdue amounts denominated in U.S. dollars; and (ii) the Prime Rate plus
                  2% in the case of all other overdue amounts. Such interest on overdue amounts shall become due and be paid on demand made by the Bank.

                                      22.




7.04 SELECTION OF INTEREST PERIODS. With respect to each LIBO Loan, the Borrower shall specify in the Drawdown Notice, Rollover Notice or Conversion Notice, the duration of the Interest Period provided that:

         (a) Interest Periods for LIBO Loans shall have a duration from one to six months;

         (b) the first Interest Period for a LIBO Loan shall commence on and include the day on which credit is extended by way of such Loan and each subsequent Interest Period applicable thereto shall commence on and include the date of the expiry of the immediately preceding Interest Period applicable thereto; and

         (c) if any Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day falls in the next calendar month, in which case such Interest Period shall be shortened to end on the immediately preceding Banking Day.

7.05 ACCEPTANCE FEES. Upon the acceptance of any draft of the Borrower pursuant hereto, the Borrower shall pay to the Bank, in advance, an acceptance fee calculated at the rate per annum, on the basis of a year of 365 days or 366 days in the case of a leap year, equal to the Corporate B/A Fee plus 1/8% per annum on the face amount of such Bankers' Acceptance for its term, being the actual number of days in the period commencing on the date of acceptance of the Borrower's draft and ending on but excluding the maturity date of the Bankers' Acceptance; provided, however, that such fee shall not be less than $100 with respect to any single transaction involving the issuance of one or more Bankers' Acceptances.

7.06 ARRANGEMENT FEE. The Borrower has agreed to pay an arrangement fee in the amount of $25,000 to the Bank, of which $10,000 has been paid as of November 17, 1995, and of which the remaining $15,000 will be paid by the Borrower to the Bank on the date first written above.

7.07 LETTER FEES. Upon the issue by the Bank of Letters hereunder and on the last Banking Day in each fiscal quarter thereafter, the Borrower shall pay to the Bank, in advance, a flat fee of 3/4% per annum based on the amount guaranteed subject to a minimum of $250.

7.08 STANDBY FEE. Upon the 22nd day of each calendar month, the Borrower shall pay to the Bank, in arrears, a standby fee calculated at the rate per annum, on the basis of a 365-day year, equal to twenty (20) basis points on the unused portion of the Credit Facility, such fee to accrue daily from the date of the execution of this agreement.


                          ARTICLE 8
                 RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS

8.01 CONDITIONS OF CREDIT. The obtaining or maintaining of credit hereunder shall be subject to the terms and conditions contained in this Article 8.

                                      23.


8.02 CHANGE OF CIRCUMSTANCES. If, with respect to any type of credit, the introduction or adoption of any law, regulation, guideline, request or directive (whether or not having the force of law) of any governmental authority, central bank or comparable agency ("Restraint") or any change therein or in the application thereof to the Borrower or to the Bank or in the interpretation or administration thereof or any compliance by the Bank therewith:

         (a) prohibits or restricts extending or maintaining such type of credit or the charging of interest or fees in connection therewith, the Borrower agrees that the Bank shall have the right to comply with such Restraint, shall have the right to refuse to permit the Borrower to obtain such type of credit and shall have the right to require, at the option of the Borrower, the conversion of such outstanding credit to another type of credit to permit compliance with the Restraint or repayment in full of such credit together with accrued interest thereon on the last day on which it is lawful for the Bank to continue to maintain and fund such credit or to charge interest or fees in connection therewith, as the case may be; or

         (b) shall impose or require any reserve, special deposit requirements or tax (excluding taxes measured with reference to the net income of the Bank), shall establish an appropriate amount of capital to be maintained by the Bank or shall impose any other requirement or condition which results in an increased cost to the Bank of extending or maintaining a credit or obligation hereunder or reduces the amount received or receivable by the Bank with respect to any credit under this agreement or reduces the Bank's effective return hereunder or on its capital or causes the Bank to make any payment or to forego any return based on any amount received or receivable hereunder, then, on notification to the Borrower by the Bank, the Borrower shall pay immediately to the Bank such amounts as shall fully compensate the Bank for all such increased costs, reductions, payments or foregone returns which accrue up to and including the date of receipt by the Borrower of such notice and thereafter, upon demand from time to time, the Borrower shall pay such additional amount as shall fully compensate the Bank for any such increased or imposed costs, reductions, payments or foregone returns. The Bank shall notify the Borrower of any actual increased or imposed costs, reductions, payments or foregone returns forthwith on becoming aware of same and shall concurrently provide to the Borrower a certificate of an officer of the Bank setting forth the amount of compensation to be paid to the Bank and the basis for the calculation of such amount. Notwithstanding this Section 8.02(b), the Borrower shall not be liable to compensate the Bank for any such cost, reduction, payment or foregone return occurring more than 30 days before receipt by the Borrower of the aforementioned notification from the Bank; provided, however, that the aforementioned limitation shall not apply to any such cost, reduction, payment or foregone return of a retroactive nature.

8.03 INDEMNITY RELATING TO CREDITS. Upon notice from the Bank to the Borrower (which notice shall be accompanied by a detailed calculation of the amount to be paid by the Borrower), the Borrower shall pay to the Bank such amount or amounts as will compensate the Bank for any loss, or reasonable cost or expense incurred by it:

                                      24.




         (a) in the liquidation or redeposit of any funds acquired by the Bank to fund or maintain any portion of a LIBO Loan or a loan pursuant to Section 3.05 as a result of:

                  (i) the failure of the Borrower to borrow or make repayments on the dates specified under this agreement or in any notice from the Borrower to the Bank; or

                  (ii) the repayment or prepayment of any amounts on a day other than the payment dates prescribed herein; or

         (b) with respect to any Bankers' Acceptance or Letter, arising from claims or legal proceedings, and including reasonable legal fees and disbursements, respecting the collection of amounts owed by the Borrower hereunder in respect of such Bankers' Acceptance or Letter or the enforcement of the Bank's rights hereunder in respect of such Bankers' Acceptance or Letter including, without limitation, legal proceedings attempting to restrain the Bank from paying any amount under such Bankers' Acceptance or Letter.

8.04     INDEMNITY FOR TRANSACTIONAL LIABILITY.

         (a) The Borrower hereby agrees to indemnify, exonerate and hold the Bank and each of its shareholders, officers, directors, employees, and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs (including, without limitation, all documentary, recording filing, mortgage or other stamp taxes or duties), charges, liabilities and damages, and reasonable expenses in connection therewith (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable legal fees and out of pocket disbursements (collectively the "Indemnified Liabilities"), incurred or suffered by, or asserted against, the Indemnified Parties or any of them as a result of, or arising out of, or relating to
                  (i) the extension of credit contemplated herein; (ii) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any credit obtained hereunder, (iii) any actual or threatened investigation, litigation or other proceeding relating to any credit extended or proposed to be extended as contemplated herein; or (iv) the execution, delivery, performance or enforcement of this agreement and any instrument, document or agreement executed pursuant hereto, except for any such Indemnified Liabilities that a court of competent jurisdiction, arbitration or mediation determined arose on account of the relevant Indemnified Party's negligence or willful misconduct and, to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

                                      25.



         (b) All obligations provided for in this Section 8.04 shall survive for two years following the permanent repayment of the outstanding Credit hereunder and any termination of this agreement and shall not be reduced or impaired by any investigation made by or on behalf of the Bank.

         (c) The Borrower hereby agrees that, for the purposes of effectively allocating the risk of loss placed on the Borrower by this Section 8.04, the Bank shall be deemed to be acting as the agent or trustee on behalf of and for the benefit of its shareholders, officers, directors, employees and agents.

8.05 PAYMENTS FREE AND CLEAR OF TAXES. The Borrower hereby agrees that any and all payments made hereunder by the Borrower to or for the benefit of the Bank ("Applicable Payments") shall be made free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges, fees, duties or withholding or other charges of any nature imposed by any taxing authority, and all liabilities with respect thereto, imposed by any jurisdiction (the "Applicable Jurisdiction") as a consequence or result of any action taken by the Borrower, including the making of an Applicable Payment but excluding, in the case of the Bank, taxes imposed on its net income or capital taxes or receipts and franchise taxes (all such non-excluded taxes, levies, imposts, deductions, charges, fees, duties, withholding and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any Applicable Payment to the Bank, the sum so payable to the Bank shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.05) the Bank receives an amount equal to the sum it would have received had no such deductions been made. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 8.05 shall survive for two years following the permanent repayment of the outstanding credit hereunder and the termination of the Credit Agreement.


                                    ARTICLE 9
                           REPAYMENTS AND PREPAYMENTS

9.01 REPAYMENT. The Borrower shall repay to the Bank all of the outstanding credit under the Credit Facility on the Maturity Date.

9.02 VOLUNTARY PREPAYMENTS UNDER CREDIT FACILITY. The Borrower shall be entitled to prepay all or any portion of the outstanding credit under the Credit Facility (other than the prepayment of Bankers' Acceptances on any day other than the last day of their term) at any time, without penalty, provided that (i) notice of such prepayment is given to the Bank at least one Banking Day prior to the date of such prepayment and (ii) Section 8.03 (a) shall be complied with in connection with any such prepayment. Amounts which are prepaid as aforesaid may be reborrowed.

9.03 BANKERS' ACCEPTANCES AND LETTERS. If any repayment or prepayment by the Borrower hereunder shall require the prepayment of a Bankers' Acceptance or a Letter on any day other

                                      26.


than the last day of its term, the amount of such repayment or prepayment of a Bankers' Acceptance or a Letter shall be the aggregate amount guaranteed under any outstanding Letters issued by the Bank under the Credit Facility and the present value of the face amount of such Bankers' Acceptance based on its maturity date, such present value to be calculated using a discount rate equal to the yield of Government of Canada treasury bills having a similar maturity date.

9.04 EARLY TERMINATION OF LETTERS. The Borrower shall pay to the Bank all of the Bank's contingent liability in respect of any Letter which is the subject matter of any order, judgment, injunction or other such determination restricting payment by the Bank under and in accordance with such Letter or extending the Bank's liability under such Letter beyond the expiration date stated therein (an "Order"). Such payment in respect of each such Letter shall be due forthwith upon demand and in the currency in which such Letter is denominated (the "Letter Currency"). The Bank hereby agrees that it shall, with respect to each such Letter, upon the later of:

         (a) the date on which any final and non-appealable order, judgment or other such determination has been rendered or issued either terminating the applicable Order or permanently enjoining the Bank from paying under such Letter; and

         (b)      the earlier of:

                  (i) the date on which either the original counterpart of such Letter is returned to the Bank for cancellation or the Bank is released by the beneficiary from any further obligations in respect of such Letter; and

                  (ii)     the expiry of such Letter;

pay to the Borrower an amount in the applicable Letter Currency equal to any excess of the amount received by the Bank hereunder in respect of the Bank's contingent liability under such Letter over the equivalent in such Letter Currency of the total of amounts applied to reimburse the Bank for amounts paid by it under such Letter (the Bank having the right to so appropriate such funds). In accordance with standard industry practice, the Bank shall pay to the Borrower interest on any amounts paid to the Borrower under this Section 9.04.


                              ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

10.01 REPRESENTATIONS AND WARRANTIES. To induce the Bank to enter into this agreement, the Borrower hereby represents and warrants to the Bank, as at the date of this agreement and as at the date of each extension of credit hereunder as set forth in Article 12, as follows and acknowledges and confirms that the Bank is relying upon such representations and warranties in executing this agreement and in extending credit hereunder:

         (a) STATUS AND POWER. The Borrower and each of its Restricted Subsidiaries is a corporation duly incorporated, amalgamated or continued, as the case may be,

                                      27.


                  organized and validly subsisting in good standing under the laws of its jurisdiction of incorporation. The Borrower and each of its Restricted Subsidiaries is duly qualified, registered or licensed in all jurisdictions where such qualification, registration or licensing is required except where the failure to be so qualified, registered or licensed would not have a Material Adverse Effect. The Borrower and each of its Restricted Subsidiaries has all requisite corporate capacity, power and authority to own, hold under licence or lease its properties, to carry on its business as now conducted and to otherwise enter into, and carry out the transactions contemplated by, the Loan Documents to which it is a signatory.

         (b) AUTHORIZATION AND ENFORCEMENT OF DOCUMENTS. All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance of the Loan Documents by the Borrower. The Borrower has duly executed and delivered this agreement and the Borrower will duly execute and deliver the Loan Documents to which it is a signatory. The Loan Documents are, or will be upon their execution, legal, valid and binding obligations of the Borrower, enforceable against the Borrower by the Bank in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditors' rights and the fact that the courts may deny the granting or enforcement of equitable remedies.

         (c) COMPLIANCE WITH OTHER INSTRUMENTS. The execution, delivery and performance by the Borrower of the Loan Documents, and the consummation of the transactions contemplated herein and therein do not and will not conflict with, result in any material breach or violation of, or constitute a material default under, the terms, conditions or provisions of the charter or constating documents or by-laws of, or any shareholder agreement relating to, the Borrower or of any law, regulation, judgment, decree or order binding on or applicable to the Borrower or to which its property is subject or of any material agreement, lease, licence, permit or other instrument to which the Borrower is a party or is otherwise bound or by which the Borrower benefits or to which its property is subject and do not require the consent or approval of any Official Body or any other party.

           (d) FINANCIAL STATEMENTS. The audited financial statements of the Borrower for its Fiscal Year ended December 31, 1994 and the unaudited financial statements of the Borrower for its Fiscal Quarter ended September 30, 1995 were prepared in accordance with generally accepted accounting principles and no Material Adverse Change has occurred in the condition, financial or otherwise, of the Borrower since September 30, 1995, save and except for costs associated with the acquisition and development of the Kemess South property as disclosed to the Bank. The balance sheet of the aforesaid financial statements present a fair statement of the financial condition and assets and liability of the Borrower as at the respective dates hereof and the statement of income and retained earnings and changes in the financial condition contained in the aforesaid financial statements fairly present the results of the operations of the Borrower throughout the periods

                                      28.


                  covered thereby. Except to the extent reflected or reserved against in the aforesaid balance sheet (including the notes thereto) and except as incurred in the ordinary and usual course of the business of the Borrower, the Borrower does not have any outstanding indebtedness or any liability or obligations (whether accrued, absolute, contingent or otherwise) of a nature customarily reflected or reserved against in a balance sheet (including the notes thereto) prepared in accordance with generally accepted accounting principles.

         (e) LITIGATION. There are no actions, suits, inquiries, claims or proceedings (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) pending or threatened in writing against or affecting the Borrower or any of its Subsidiaries before any Official Body which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect other than those set out in Schedule F hereto.

         (f) TITLE TO ASSETS. The Borrower and each of its Subsidiaries has a good and marketable title to all of its property, assets and undertaking, free from any Lien other than the Permitted Encumbrances.

         (g) CONDUCT OF BUSINESS. The Borrower and each of its Subsidiaries is not in violation of any mortgage, franchise, licence, judgment, decree, order, statute, rule or regulation relating in any way to itself or to the operation of its business or to its property or assets (including, without limitation, Environmental Laws or laws relating to the discharge, spill, disposal or emission of any Hazardous Materials) and which could reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Restricted Subsidiaries has all material licenses, permits and consents which are required to operate its businesses where they are currently being operated except when the failure to have such licences, certificates of approval, approvals, registrations, permits and consents could not reasonably be expected to have a Material Adverse Effect.

         (h) OUTSTANDING DEFAULTS. No event has occurred which constitutes or which, with the giving of notice, lapse of time or both, would constitute a default under or in respect of any material agreement, undertaking or instrument to which the Borrower or any of its Subsidiaries is a party or to which their property or assets may be subject and which could reasonably be expected to have a Material Adverse Effect.

         (i)      SOLVENCY.  The Borrower and each of its Subsidiaries has not:

                  (i) admitted its inability to pay its debts generally as they become due or failed to pay its debts generally as they become due;

                  (ii) filed a notice of intention to file a proposal, an assignment or petition in bankruptcy or a petition to take advantage of any insolvency statute;

                                      29.



                  (iii)    made an assignment for the benefit of its creditors;

                  (iv) consented to the appointment of a receiver of the whole or any substantial part of its assets;

                  (v) filed a petition or answer seeking a reorganization, arrangement, adjustment or composition under applicable bankruptcy laws or any other applicable law or statute of Canada or the United States; or

                  (vi) been adjudged by a court having jurisdiction a bankrupt or insolvent; nor has a decree or order of a court having jurisdiction been entered for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy with such decree or order having remained in force and undischarged or unstayed for a period of thirty days.

         (j) MARKETABLE TITLE. The Borrower and each of its Restricted Subsidiaries has good and marketable title to all of their respective right, title and interest in and to the Principal Properties and other properties, subject only to the existing securities interests described in Schedule B.

         (k) LEASED PROPERTIES. Each mining lease in respect of the Principal Properties and other leased property of the Borrower or any Restricted Subsidiary is in good standing and all amounts owing thereunder have been paid to the date hereof.

         (l) SUBSIDIARIES. Schedule E sets out a complete and correct list of all Restricted Subsidiaries of the Borrower at the date hereof and such Restricted Subsidiaries and the other Subsidiaries mentioned therein are the only Subsidiaries material to the conduct of the business of the Borrower and its Subsidiaries as carried on the date hereof.

         (m) TAX RETURNS AND TAXES. Upon each extension of credit hereunder, the Borrower and each of its Subsidiaries will have filed all tax returns and tax reports required by law to have been filed by it and will have paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

         (n) EXPROPRIATION. Subject to completion of the settlement reached with the Government of British Columbia on the Windy Craggy property, there is no present or threatened (in writing) expropriation of the property or assets of the Borrower or any of its Subsidiaries, which expropriation could reasonably be expected to have a Material Adverse Effect.

         (o) PARTNERSHIP, ETC. The Borrower or any of its Subsidiaries is not, directly or indirectly, a member of or participant in any partnership, joint venture or syndicate

                                      30.


                  where the joint liability arising from such membership or participation could reasonably be expected to have a Material Adverse Effect.

         (p) FRENCH FORM OF NAMES. There is no French form of the corporate name of the Borrower or any of its Subsidiaries.

         (q) OFFICES AND PLACES OF BUSINESS. The address of the registered or corporate office of the Borrower is c/o Royal Oak Mines
                  (USA) Inc., 5501 Lakeview Drive, Kirkland, Washington, 98033.

         (r) TRADE NAMES, ETC. Save and except for Arctic Precious Metals, Inc. which carries on business under the name "Royal Oak Mines
                  (USA) Inc.", neither the Borrower nor any of its Subsidiaries carries on any business under any business name, business style or trade name other than their corporate names.

         (s) NO OMISSIONS. None of the representations and statements of fact set forth in this Section 10.01 omits to state any material fact necessary to make any such representation or statement of fact not misleading in any nature and respect.

10.02 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Borrower contained in Section 10.01 shall survive the execution and delivery of this agreement until all credit outstanding hereunder has been repaid in full and the Credit Facility has been cancelled notwithstanding any investigation made at any time by or on behalf of the Bank.

                                   ARTICLE 11
                                    COVENANTS

11.01 AFFIRMATIVE COVENANTS. The Borrower hereby covenants and agrees with the Bank that, until all credit outstanding hereunder has been repaid in full and the Credit Facility has been cancelled, and unless the Bank otherwise expressly consents in writing:

    (a) FINANCIAL REPORTING. The Borrower shall furnish the Bank with the following statements and reports:

                  (i) within 120 days after the end of each Fiscal Year of the Borrower, copies of the Borrower's audited consolidated financial statements with respect thereto and the auditors' reports thereon;

                  (ii) within 120 days after the end of each Fiscal Year of the Borrower, copies of the Borrower's unaudited unconsolidated financial statements with respect thereto;

                                      31.



                  (iii) within 60 days after the end of each Fiscal Quarter of the Borrower, a copy of the Borrower's unaudited consolidated financial statements with respect thereto;

                  (iv) within 30 days after the end of each calendar month, a duly executed and completed compliance certificate, in the form attached as Schedule C hereto, evidencing compliance with the terms of this agreement and certifying the information contained therein;

                  (v) such additional financial or operating reports or statements as the Bank may, from time to time, reasonably require.

         (b) COPIES OF PUBLIC FILINGS. The Borrower shall upon request, furnish the Bank with copies of all documents filed with any securities commission in compliance with applicable securities legislation except those filed on a confidential basis until confidentiality is waived by the Borrower.

         (c) CORPORATE EXISTENCE. The Borrower shall maintain and preserve and cause each of its Restricted Subsidiaries to maintain and preserve its corporate existence in good standing and shall qualify and remain duly qualified to carry on business and own property in each jurisdiction in which such qualification is necessary and where failure to so qualify would have a Material Adverse Effect.

         (d) CONDUCT OF BUSINESS. The Borrower shall conduct, and cause each of its Restricted Subsidiaries to conduct, its business in such a manner so as to comply in all material respects with all material laws and regulations, (including, without limitation, Environmental Laws) so as to observe and perform all its obligations under leases, licences and agreements necessary for the proper conduct of its business and so as to preserve and protect its property and assets and the earnings, income and profits therefrom including, without limitation, laws intended to protect the environment or relating to the discharge, spill, disposal or emission of Hazardous Materials. The Borrower shall perform, and cause each of its Restricted Subsidiaries to perform all material obligations incidental to any trust imposed upon it by statute and shall ensure that any material breaches of the said obligations and the consequences of any such breach shall be promptly remedied. The Borrower shall obtain and maintain, and cause each of its Restricted Subsidiaries to obtain and maintain, all material licenses, permits, government approvals, franchises, authorizations and other rights necessary for the operation of its respective business where failure to do so could reasonably be expected to have a Material Adverse Change.

         (e) USE OF PROCEEDS. The Borrower shall apply all of the proceeds of the credit obtained under the Credit Facility for general corporate purposes.

         (f) INSURANCE. The Borrower shall insure, and cause each of its Restricted Subsidiaries to insure, and keep insured, with insurers, for risks, in amounts and

                                      32.


                  otherwise upon terms satisfactory to the Bank, all of its tangible property and assets. The Borrower shall deliver to the Bank certificates of insurance in respect of the aforesaid insurance.

         (g) TAXES. The Borrower shall pay and cause each of its Restricted Subsidiaries to pay all material taxes, rates, government fees and dues levied, assessed or imposed upon it and upon its property or assets or any part thereof, as and when the same become due and payable, save and except when and so long as the validity of any such taxes, rates, fees, dues, levies, assessments or imposts is being contested in good faith by appropriate proceedings and reserves are being maintained in accordance with generally accepted accounting principles while forfeiture of any part of the property or assets of any of them may result from the failure to so pay during the period of any such contest, and the Borrower shall deliver to the Bank, when requested, certified copies of the receipts and vouchers establishing such payment.

         (h) REIMBURSEMENT OF EXPENSES. The Borrower shall reimburse the Bank, on demand, for all reasonable out-of-pocket costs, charges and expenses incurred by or on behalf of the Bank including, without limitation, the reasonable fees and out-of-pocket disbursements of counsel to the Bank in connection with:

                  (i) the development, negotiation, preparation, execution and delivery of the Loan Documents and all closing documentation ancillary to the completion of the transactions contemplated thereby (limited to a maximum of $10,000 for legal fees incurred in connection with the preparation of the Loan Documents) and any amendments and waivers thereto (whether or not consummated or entered into); and

                  (ii)     any lien search fees and recording and filing fees.

                  The Borrower shall also reimburse the Bank, on demand, for all reasonable out-of-pocket costs, charges and expenses incurred by the Bank (including, without limitation, the reasonable fees and out-of-pocket disbursements of counsel to the Bank) in connection with the interpretation and enforcement of the rights of the Bank under the Loan Documents or any other documentation ancillary to the completion of the transactions contemplated thereby.

         (i) INSPECTION OF ASSETS AND OPERATIONS. The Borrower shall permit, and cause each of its Restricted Subsidiaries to permit, representatives of the Bank to inspect the tangible property and assets and the operations of the Principal Properties and for that purpose to enter its premises and any other location where any of its tangible property or assets may be situated during reasonable business hours and, unless a Default has occurred and is continuing, upon reasonable notice, not more than once a year.

                                      33.



         (j) BOOKS AND RECORDS. The Borrower shall keep, and cause each of its Restricted Subsidiaries to keep, proper books of account and records covering all its business and affairs on a current basis.

         (k) CHANGE OF NAME OR PLACE OF BUSINESS. If the Borrower changes its corporate or head office or its principal place of business or if it adopts a French form of its corporate name, the Borrower shall promptly notify the Bank in writing of the details of such change.

         (l) NOTICE OF LITIGATION. The Borrower shall promptly notify, and cause each of its Restricted Subsidiaries to promptly notify, the Bank of any actions, suits, inquiries, claims or proceedings (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) commenced or threatened in writing against or affecting the Borrower or any of its Subsidiaries before any Official Body which affects the Principal Properties singly or in the aggregate and which could reasonably be expected to have a Material Adverse Effect.

         (m) PROPERTIES IN GOOD CONDITION. The Borrower shall keep, and cause each of its Restricted Subsidiaries to keep, the Principal Properties and its other properties in all material respects in good repair, working order and condition (reasonable wear and tear excepted) and, from time to time, make or cause to make all needful and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management.

         (n) DEBT TO TANGIBLE NET WORTH. At all times and from time to time the Consolidated Debt to Consolidated Tangible Net Worth Ratio shall be equal to or less than 0.15:1.

         (o) INTEREST COVERAGE. At all times and from time to time the Interest Coverage Ratio shall be greater than or equal to 2.0:1.

11.02 PERFORMANCE OF COVENANTS BY THE BANK. The Bank may, in its sole discretion and upon reasonable notice by the Bank to the Borrower, perform any covenant of the Borrower under this agreement which the Borrower fails to perform or cause to be performed and which the Bank is capable of performing, including any covenants the performance of which requires the payment of money, provided that the Bank shall not be obligated to perform any such covenant on behalf of the Borrower and no such performance by the Bank shall require the Bank to further perform the Borrower's covenants or shall operate as a derogation of the rights and remedies of the Bank under this agreement. Any amounts paid by the Bank as aforesaid shall be repaid by the Borrower to the Bank on demand.

11.03 RESTRICTIVE COVENANTS. The Borrower hereby covenants and agrees with the Bank that, until all credit outstanding hereunder has been repaid in full and the Credit Facility has been cancelled, and unless the Bank otherwise expressly consents in writing:

                                      34.



         (a) ENCUMBRANCES. The Borrower and its Restricted Subsidiaries shall not enter into or grant, create, assume or suffer to exist any Lien affecting any of its properties or assets, save and except only for the Permitted Encumbrances.

         (b) CORPORATE EXISTENCE. The Borrower shall not, except with direct and indirect Subsidiaries of the Borrower, take part in any amalgamation, merger, dissolution, winding up, reorganization or similar proceeding or arrangement or discontinue any material businesses.

         (c) OWNERSHIP OF RESTRICTED SUBSIDIARIES. The Borrower shall not sell or otherwise dispose of any shares in the capital of any Restricted Subsidiary or permit any Restricted Subsidiary to issue, sell or otherwise dispose of any shares of its capital, or the capital of any other Restricted Subsidiary except to the Borrower.

         (d) OWNERSHIP OF PRINCIPAL PROPERTIES. Neither the Borrower nor any Restricted Subsidiary shall sell or transfer or otherwise dispose of any of the Principal Properties.

         (e) LEASE-BACKS. The Borrower shall not enter into, or permit any of its Restricted Subsidiaries to enter into, any arrangements, directly or indirectly, with any Person, whereby the Borrower or one of its Restricted Subsidiaries, as the case may be, shall sell or transfer any Principal Property or other property, whether now owned or hereafter acquired, used or useful in its business, in connection with the rental or lease of the property so sold or transferred or of other property used for substantially the same purpose or purposes as the property so sold or transferred; provided that lease-back arrangements with respect to property hereafter acquired will be permitted in circumstances where the only recourse with respect to the debt owing thereunder will be to the hereafter acquired property.

         (f) AMENDMENTS TO ARTICLES. The Borrower shall not amend, or suffer or permit the amendment of, the articles of incorporation (or similar constating document) of itself or each of its Restricted Subsidiaries.


                                        ARTICLE 12
                    CONDITIONS PRECEDENT TO OBTAINING CREDIT

12.01 CONDITIONS PRECEDENT TO ALL CREDIT. The obligation of the Bank to extend credit hereunder is subject to fulfilment of the following conditions precedent on the date such credit is extended:

         (a) no Default has occurred and is continuing or would arise immediately after giving effect to or as a result of such extension of credit;

         (b)      the Borrower shall have complied with the requirements of
                  Article 4, 5 or 6, as the case may be, in respect of the relevant credit;

                                      35.




         (c) the representations and warranties of the Borrower contained in Section 10.01 shall be true and correct in all material respects at the time such credit is extended as if such representations and warranties were made on such date; and

         (d) there has not occurred a material adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower or any of its Subsidiaries or in the ability of the Borrower to perform its obligations under this agreement or in the ability of the Bank to enforce any of such obligations.

12.02 CONDITIONS PRECEDENT TO INITIAL DRAWDOWN. The obligation of the Bank to extend credit for the first time hereunder is subject to fulfilment of the following conditions precedent on the date such credit is extended:

         (a) the conditions precedent set forth in Section 12.01 have been fulfilled;

         (b)      there has not occurred a Material Adverse Change;

         (c) the Bank had received the certificates of insurance referred to in Section 11.01(g);

         (d) the Bank has received in form and substance satisfactory to the Bank:

                  (i) a duly certified resolution of the board of directors of the Borrower authorizing the Borrower to execute, deliver and perform its obligations under this agreement;

                  (ii) a certificate of a senior officer of the Borrower setting forth specimen signatures of the individuals authorized to sign this agreement,

                  (iii) a certificate of a senior officer of the Borrower certifying that, to the best of his/her knowledge after due inquiry, (A) no Default has occurred and is continuing and (B) there are no Subsidiaries of the Borrower of which the Borrower is aware other than those set out in Schedule E;

                  (iv) a specimen Compliance Certificate in the form of Schedule C using values as at the most recently completed month end; and

          (e) the Bank has received in the form and substance satisfactory to the Bank, opinions of the Borrower's counsel addressed to the Bank and to the Bank's counsel, Messrs. Smith Lyons relating to the status and capacity of the Borrower, the due authorization, execution and delivery and the validity and enforceability of the Loan Documents in the jurisdictions of incorporation of the signatories thereto and other appropriate jurisdictions and such other matters as the Bank may reasonably request.

12.03 WAIVER. The terms and conditions of Sections 12.01 and 12.02 are inserted for the sole benefit of the Bank and the Bank may waive them in whole or in part, with or without terms or

                                      36.


conditions, in respect of any extension of credit, without prejudicing the Bank's right to assert them in whole or in part in respect of any other extension of credit.


                                   ARTICLE 13
                              DEFAULT AND REMEDIES

13.01 EVENTS OF DEFAULT. Upon the occurrence of any one or more of the following events, unless expressly waived in writing by the Bank.

         (a)      the breach by the Borrower of the provisions of Section 9.01;

         (b) the non-payment of any amount due hereunder (other than amount due pursuant to Section 9.01) within three Banking Days after payment is due;

         (c) the commencement of proceedings for the dissolution, liquidation or winding-up of the Borrower or any of its Restricted Subsidiaries (other than as permitted herein) or for the suspension of the operations of the Borrower or any of its Restricted Subsidiaries unless such proceedings are approved by the Bank or are commenced by another party and such proceedings are being diligently defended and have been discharged, vacated or stayed within sixty days after commencement;

         (d) the Borrower or any of its Restricted Subsidiaries ceases or threatens to cease to carry on its business or is adjudged or declared bankrupt or insolvent or admits in writing its inability to pay debts as they become due or files a notice of intention to file a proposal or makes an assignment for the general benefit of creditors, petitions or applies to any tribunal for the appointment of a receiver or trustee for it or for any part of its property (or such a receiver or trustee is appointed for it or any part of its property), or commences (or any other person commences) any proceedings relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect, or by any act indicates its consent to, approval of, or acquiescence in, any such proceeding for it or for any material part of its property, or suffers the appointment of any receiver or trustee, sequestrator or other custodian (unless, such proceedings are commenced by another person, such proceedings are being diligently defended and have been discharged, vacated or stayed within sixty days after commencement);

         (e) any representation or warranty made by the Borrower in any Loan Document or in any other document, agreement or instrument delivered pursuant thereto or referred to therein or any material information furnished in writing to the Bank by the Borrower proves to have been incorrect in any material respect when made or furnished;

                                      37.



         (f) a writ, execution, attachment or similar process is issued or levied against all or any material portion of the property of the Borrower or any of its Restricted Subsidiaries in connection with any judgment against it in any amount which could reasonably be expected to have a Material Adverse Effect, and such writ, execution, attachment or similar process is not being diligently defended by the Borrower and is not released, bonded, satisfied, discharged, vacated or stayed within sixty days after its entry, commencement or levy;

         (g) the breach or failure of due observance or performance by the Borrower or any of its Restricted Subsidiaries of any covenant or provision of this agreement, other than those heretofore or hereafter dealt with in this Section 13.01, or of any other document, agreement or instrument delivered pursuant hereto or referred to herein or entered into between the Bank and the Borrower which is not remedied within ten days after written notice to do so has been given by the Bank to the Borrower;

         (h) one or more encumbrancers, lienors or landlords take possession of any part of the property of the Borrower or any of its Restricted Subsidiaries or attempt to enforce their security or other remedies against such property and their claims remain unsatisfied for such period as would permit such property to be sold thereunder and such property which has been repossessed or is capable of being sold has an aggregate fair market value of at least $10,000,000; or

         (i) a default or an event of default under any one or more agreements, indentures or instruments under which the Borrower or any of its Restricted Subsidiaries has outstanding indebtedness in an amount greater than $10,000,000 or under which any other person has outstanding indebtedness in an amount greater than $10,000,000 which is guaranteed by the Borrower or any of its Restricted Subsidiaries shall happen and be continuing, or if any indebtedness of or guaranteed by the Borrower or any of its Restricted Subsidiaries in an amount greater than $10,000,000 which is payable on demand is not paid on demand.

                                      38.


the right of the Borrower to obtain any credit hereunder and all of the obligations of the Bank hereunder to extend such credit shall automatically terminate and the Bank, may, by notice to the Borrower, declare all indebtedness of the Borrower to the Bank pursuant to this agreement to be immediately due and payable whereupon all such indebtedness shall immediately become and be due and payable without further demand or other notice of any kind, all of which are expressly waived by the Borrower (provided, however, that all such indebtedness of the Borrower to the Bank shall automatically become due and payable, without notice of any kind, upon the occurrence of an event described in clause (c) above). Upon the payment by the Borrower to the Bank of the present value of the face amount of all Bankers' Acceptances issued and outstanding hereunder, the Borrower shall have no further liability to the Bank with respect to such Bankers' Acceptances.

13.02 REMEDIES CUMULATIVE. The Borrower expressly agrees that the rights and remedies of the Bank under this agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by the Bank of any right or remedy for a default or breach of any term, covenant or condition in this agreement does not waive, alter, affect or prejudice any other right or remedy to which the Bank may be lawfully entitled for the same default or breach, any waiver by the Bank of the strict observance, performance or compliance with any term, covenant or condition of this agreement is not a waiver of any subsequent default and any indulgence by the Bank with respect to any failure to strictly observe, perform or comply with any term, covenant or condition of this agreement is not a waiver of the entire term, covenant or condition or any subsequent default.

13.03 SET-OFF. Subject to any rights now or hereafter granted under applicable law, and not by way of limitation of any such rights, when an event of default has occurred and is subsisting the Bank is authorized, without notice to the Borrower or to any other person, any such notice being expressly waived by the Borrower, to set-off, appropriate and apply any and all deposits, matured or unmatured, general or special, and any other indebtedness at any time held by or owing by the Bank to or for the credit of or the account of the Borrower against and on account of the obligations and liabilities of the Borrower which are due and payable to the Bank under this agreement.


                                   ARTICLE 14
                                  MISCELLANEOUS

14.01 WAIVERS. No failure or delay by the Bank in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its further exercise or the exercise of any other power or right.

14.02 NOTICES. All notices and other communications provided for herein shall be in writing and shall be personally delivered to an officer or other responsible employee of the addressee or sent by facsimile, charges prepaid, at or to the applicable addresses or facsimile numbers, as the case may be, set opposite the party's name on the signature page hereof or at or to such other address or addresses or facsimile number or numbers as any party hereto may from time to time designate to the other parties in such manner. Any communication which is personally delivered

                                      39.

as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Banking Day and such delivery was made during normal business hours of the recipient, otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of delivery. Any communication which is transmitted by facsimile as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Banking day and such transmission was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of transmission.

14.03 SEVERABILITY. Any provision hereof which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

14.04 COUNTERPARTS. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

14.05 SUCCESSORS AND ASSIGNS. This agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.

14.06 ASSIGNMENT. Neither this agreement nor the benefit thereof may be assigned by the Borrower. The rights and obligations of the Bank hereunder may be assigned or participated by the Bank in whole or in part.

14.07 ENTIRE AGREEMENT. This agreement and the agreements referred to herein and delivered pursuant hereto constitute the entire agreement between the parties hereto and supersede any prior agreements, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.

14.08 FURTHER ASSURANCES. The Borrower shall do, execute and deliver or shall cause to be done, executed and delivered all such further acts, documents and things as the Bank may reasonably request for the purpose of giving effect to this agreement and to each and every provision hereof.

14.09 JUDGMENT CURRENCY.

      (a) If, for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction, it becomes necessary to convert into a particular currency (such currency being hereinafter in this Section 14.09 referred to as the "Judgment Currency") an amount due in another currency (such other currency being hereinafter in this Section 14.09 referred to as the "Indebtedness Currency") under this agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:

                  (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any

                                                    40.


                           other jurisdiction that will give effect to such conversion being made on such date; or

                  (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 14.09(a)(ii) being hereinafter in this Section 14.09 referred to as the "Judgment Conversion Date").

         (b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 14.09(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrower shall pay to the Bank such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Indebtedness Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

         (c)      Any amount due from the Borrower under the provisions of
                  Section 14.09(b) shall be due to the Bank as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this agreement.

         The term "rate of exchange" in this Section 14.09 means the noon spot rate of exchange for Canadian interbank transactions applied in converting the Indebtedness Currency into the Judgment Currency published by the Bank of Canada for the day in question.

                                       41.


         IN WITNESS WHEREOF the parties hereto have executed this agreement.


THE BANK OF NOVA SCOTIA                       THE BANK OF NOVA SCOTIA
Corporate Banking
16th Floor
44 King Street West                           By:______________________________
Toronto, Ontario
M5H 1H1
                                              By:______________________________
Attention: Vice-President
           Corporate Banking-Mining
Telefax:   (416) 866-2009


ROYAL OAK MINES INC.                          ROYAL OAK MINES INC.
c/o Royal Oak Mines (USA), Inc.
    5501 Lakeview Drive
    Kirkland, Washington  98033               By: /s/ M. K. Witte
    U.S.A.                                        ---------------

Attention: Chief Financial Officer            By: /s/ James H. Wood
Telefax:   (206) 822-3552                         -----------------

                                  SCHEDULE A

                        FORM OF DRAWDOWN/ROLLOVER NOTICE

TO:      The Bank of Nova Scotia

RE: Credit Agreement made as of February 15, 1996 (the "Credit Agreement") between Royal Oak Mines Inc. and The Bank of Nova Scotia



                  Pursuant to the terms of the Credit Agreement, the undersigned hereby irrevocably notifies you that it wishes to draw down [ROLLOVER] the Credit Facility on [DATE OF DRAWDOWN] as follows:

         1.       Availment Option:___________________________________________

         2.       Currency & Amount:__________________________________________

         3.       If LIBO Loan, Interest Period:______________________________

         4.       If Banker's Acceptance, term:_______________________________

[YOU ARE HEREBY IRREVOCABLY AUTHORIZED AND DIRECTED TO PAY THE PROCEEDS OF THE DRAWDOWN TO - AND THIS SHALL BE YOUR GOOD AND SUFFICIENT AUTHORITY FOR SO DOING.]

                  All capitalized terms defined in the Credit Agreement and used herein shall have the meeting ascribed thereto in the Credit Agreement.

                  DATED the       day of                      , 1996.

                                             ROYAL OAK MINES INC.


                                             Per:____________________________
                                                      Name:
                                                      Title:

                                   SCHEDULE B

                           EXISTING SECURITY INTERESTS
                              MATERIALITY $100,000


1.       Royal Bank of Canada
         5 - 300M LHD John Clark Loaders
         Serial No. 64493, 64693, 64893, 64993, 65293
         Rental Payment: $18,581.88 monthly plus tax
         Lease Term:  January 24, 1994 to January 23, 1998
         Purchase option end of lease $83,888.50

2.       Royal Bank of Canada
         1 - Solo Drill H1066 RA
         Serial No. 1523
         Rental Payment:  $10,510.15 monthly plus taxes
         Lease Term:  November 1993 to October 1997
         Purchase option end of lease:  $47,500

3.       Associates Leasing
         2 - Toro 501 D/LHD scoop trams
         Serial No. 24005/303, 24005/300
         Rental Payment:  $21,840 monthly plus taxes
         Lease Term:  August 1, 1994 to July 31, 1999
         Purchase option $100 at end of lease

4.       Royal Bank of Canada
         Mortgage on 18 Windsor Street, Corner Brook, Newfoundland Balance at December 31, 1995: $133,708

5.       Continuous Mining Systems
         2 - CD 360 Auto Drills S/N 2146 & 2147
         2 - CHB Water Boosters S/N 2105 & 2158
         Rental Payments (based on cost per foot of 97(cent)):
              Minimum annual payment $388,000
         Lease Term:  36 months from June 1995
         Purchase option at end of lease:  $266,200

                                   SCHEDULE C

                             COMPLIANCE CERTIFICATE

TO:      THE BANK OF NOVA SCOTIA


         I, - the chief financial officer of Royal Oak Mines Inc., hereby certify that:

1. I am the duly appointed chief financial officer of Royal Oak Mines Inc., the Borrower named in the credit agreement dated as of February 15, 1996 between Royal Oak Mines Inc. and The Bank of Nova Scotia, as the Bank (the "Credit Agreement") and as such I am providing this Certificate for and on behalf of the Borrower pursuant to the Credit Agreement.

2. I am familiar with and have examined the provisions of the Credit Agreement including, without limitation, those of Articles 10, 11 and 13 therein.

3. To the best of my knowledge, information and belief and after due inquiry no Default has occurred and is continuing as at the date hereof.

4. Unless the context otherwise requires, capitalized terms in the Credit Agreement which appear herein without definitions shall have the meanings ascribed thereto in the Credit Agreement.

5. As at - (the most recently completed month end), the ratio of Consolidated Debt to Consolidated Tangible Net Worth was calculated as follows:



6. As at - (the most recently completed month end), the Interest Coverage Ratio was calculated as follows:



                  DATED this - day of -, 19-.

                                               -------------------------------
                                               (Signature)

                                               -------------------------------
                                               (Name - please print)
                                                Chief Financial Office

                                   SCHEDULE D

                          PRINCIPAL PLACES OF BUSINESS



COMPANY                                        CORPORATE HEAD OFFICE

Borrower                                       c/o Royal Oak Mines (USA), Inc.
                                               5501 Lakeview Drive
                                               Kirkland, WA
                                               98033   USA


                                               Registered Head Office
                                               c/o W.J.V. Sheridan
                                               Suite 2500
                                               BCE Place, 181 Bay Street
                                               Toronto, Ontario
                                               M5J 2T7

                                   SCHEDULE E

      LIST OF RESTRICTED AND MATERIAL SUBSIDIARIES OF ROYAL OAK MINES INC.


Restricted Subsidiaries

1.       Ronnoco Gold Mines Limited

Material Subsidiaries

1.       Arctic Precious Metals, Inc.
         - Oz Investments, Inc.
2.       Kemess Mines Inc. (formerly Geddes Resources Limited)
3.       El Condor Resources Ltd.
4.       St. Philips Resources Inc.
         - Stock Ventures Ltd.
5.       Witteck Development Inc.
6.       Beaverhouse Resources Ltd.
7.       934962 Ontario Inc.
8.       Northbelt Yellowknife Mines Limited

                                   SCHEDULE F
                            LIST OF MATERIAL ACTIONS

1.       Giant Mine Explosion:

         On September 18, 1992, nine miners were murdered in an underground explosion at the Company's Giant Mine. A member of the union which was on strike at the time was charged and convicted of nine counts of second degree murder. In September, 1994, dependants of the deceased miners sued the Company and two of its officers and directors, along with 23 other named defendants including Procon Miners Inc., Pinkerton's of Canada Limited, the Government of the Northwest Territories, and National Automobile, Aerospace and Agricultural Implement Workers Union of Canada, for losses allegedly suffered as a result of the explosion. The claim against the Company and all defendants but one, totals approximately $10.8 million plus taxes, interest and costs. The claim against the two officers and directors and all other defendants, excluding the Company, totals approximately $33.65 million plus taxes, interest and costs.

         The claim is being vigorously defended. Counsel for the Company's insurer has stated that, based on allegations in the amended Statement of Claim
- -- being the only pleading filed to date, any liability that might be imposed would be within the Company's liability insurance coverage. The Company believes that the claim is without merit.


2.       Salamita Property:

         In October, 1983 Mack Lake Mining Corp. Ltd. sued Giant Yellowknife Mines Ltd. (a predecessor of Royal Oak) and eight other named defendants for damages in the sum of $10 million alleging a beneficial ownership in the Salamita gold property and a conspiracy on the part of the named defendants to transfer title to the said property without its knowledge or participation. The Company has defended the action on the grounds that it was a bona fide purchaser for value without notice of the plaintiff's alleged title. Outside counsel have opined that the defence is sound. In the absence of the matter proceeding, the Company moved in 1993 to dismiss the action for want of prosecution. That application was dismissed and is presently under appeal by the Company for determination by the Court of Appeal in April, 1996. Production is complete but discovery has not been held to date.